As filed with the Securities and Exchange Commission on April 28, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

PINEAPPLE ENERGY INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-0957999
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

10900 Red Circle Drive
Minnetonka, MN 55343
(Address of principal executive offices and zip code)

Pineapple Energy Inc. 2022 Equity Incentive Plan

(Full Title of the Plan)

Mark D. Fandrich

Chief Financial Officer

Pineapple Energy Inc.

10900 Red Circle Drive

Minnetonka, MN 55343

(952) 996-1674

 (Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X] Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [   ]

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Pineapple Energy Inc. (the “Company”) to register 750,000 shares of its common stock, par value $0.05 per share (the “Common Stock”), authorized for issuance under the Pineapple Energy Inc. 2022 Equity Incentive Plan (the “Plan”).

On January 24, 2022, the Company’s board of directors approved the Plan, subject to approval by the Company’s shareholders. At the special meeting of the Company’s shareholders held on March 16, 2022, the Company’s shareholders approved the Plan, which became effective on March 28, 2022. At the time the Plan became effective, the authorized number of shares of Common Stock that may be the subject of awards issued under the Plan was 750,000, after giving effect to a 1-for-4 reverse stock split on March 18, 2022.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the introductory Note to Part I of Form S-8 and Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). The information required in the Section 10(a) prospectus is included in the documents being maintained and delivered by the Company as required by Part I of Form S-8 and by Rule 428 under the Securities Act.

 PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated by reference:

(a)       The Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 14, 2022;

(b)       The Company’s Current Reports on Form 8-K filed (but not furnished) on January 4, 2022, February 15, 2022, February 16, 2022, February 28, 2022, March 16, 2022, March 18, 2022, March 23, 2022, March 25, 2022, March 29, 2022, April 13, 2022 and April 13, 2022;

(c)       All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules); and

(d)       The description of the Company’s Common Stock contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on March 14, 2022, including any amendments or reports filed for the purpose of updating such description.

In addition, all reports and other documents subsequently filed (but not furnished) by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of Common Stock offered hereby have been sold or that deregisters all shares of the Common Stock then remaining unsold, shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such reports and documents; except as to any document, or portion of or exhibit to a document, that is “furnished” to (rather than “filed” with) the Commission.

Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is subject to Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act (the “Corporation Act”). Section 302A.521 of the Corporation Act provides in substance that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that, in the case of acts or omissions occurring in such person’s performance in an official capacity, such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. In addition, Section 302A.521, subd. 3 requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

The Company’s Second Amended and Restated Articles of Incorporation (the “Articles”) eliminate the personal liability of a director to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except under certain circumstances involving breaches of the director’s duty of loyalty to the Company or its shareholders; acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; violations of sections 302A.559 or 80A.23 of the Minnesota Statutes; or any transaction from which the director derived any improper personal benefit. Article 10 of the Company’s Restated Bylaws, as amended, provide for the broad indemnification of the directors and officers of the Company and for advancement of litigation expenses to the fullest extent required or permitted by the Articles and current Minnesota law.

The Company also maintains insurance to assist in funding indemnification of directors and officers for certain liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit	Description

3.1	Second Amended and Restated Articles of Incorporation of Pineapple Energy Inc. effective as of April 13, 2022 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 13, 2022)

3.2	Restated Bylaws of Pineapple Energy Inc., as amended, effective as of April 13, 2022 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on April 13, 2022)

4.1	Pineapple Energy Inc. (f/k/a Pineapple Holdings, Inc.) 2022 Equity Incentive Plan, effective March 28, 2022 (incorporated by reference to Exhibit No. 10.8 to the Company’s Current Report on Form 8-K filed on March 29, 2022)

5.1	Opinion of Faegre Drinker Biddle & Reath LLP

23.1	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1)

23.2	Consent of Baker Tilly US, LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature page hereto)

107.1	Filing Fee Table

Item 9.	Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; and

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on April 27, 2022.

PINEAPPLE ENERGY INC.

By:	/s/ Kyle Udseth
Kyle Udseth, Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Kyle Udseth and Mark D. Fandrich, signing singly as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file with the Securities and Exchange Commission all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof. The undersigned also grants to said attorney-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 27, 2022.

/s/ Kyle Udseth	Chief Executive Officer
Kyle Udseth	(Principal Executive Officer), Director

/s/ Mark D. Fandrich	Chief Financial Officer
Mark D. Fandrich	(Principal Financial Officer)

/s/ Kristin A. Hlavka	Corporate Controller
Kristin A. Hlavka	(Principal Accounting Officer)

/s/ Scott Honour	Director
Scott Honour

/s/ Marilyn Adler	Director
Marilyn Adler

/s/ Thomas J. Holland	Director
Thomas J. Holland

/s/ Roger H.D. Lacey	Director
Roger H.D. Lacey

/s/ Randall D. Sampson	Director
Randall D. Sampson

/s/ Michael R. Zapata	Director
Michael R. Zapata